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                                                                     EXHIBIT 3.2

                AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                      OF
                        INTERNATIONAL NETWORK SERVICES


     John L. Drew and Kevin J. Laughlin hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of International Network Services, a California corporation (the "Corporation" or the "Company").

     2. The Articles of Incorporation of this Corporation are hereby amended and restated to read as follows:


                                      "I.

     The name of the Corporation is International Network Services.


                                      II.

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                      III.

     A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is eighty million (80,000,000) shares, seventy-five million (75,000,000) shares of which shall be Common Stock (the "Common Stock") and five million (5,000,000) shares of which shall be Preferred Stock.

     B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the designation of any series, to establish the number of shares of any series of the undesignated Preferred Stock, and to fix the powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of the undesignated Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


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                                      IV.

     A. The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

     B. The Corporation is authorized, to the fullest extent permissible under California law, to indemnify its agents (as defined in Section 317 of the California Corporations Code), whether by bylaw, agreement or otherwise, for breach of duty to the Corporation and its shareholders in excess of that expressly permitted by Section 317 and to advance defense expenses to its agents in connection with such' matters as they are incurred. If, after the effective date of this Article, California law is amended in a manner which permits a corporation to limit the monetary or other liability of its agents or to authorize indemnification of, or advancement of such defense expenses to, its agents or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to "California law" shall to that extent be deemed to refer to California law as so amended.

     C. Any repeal or modification of this Article shall only be prospective and shall not effect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       V.

     A.   No Cumulative Voting.  There shall be no right with respect to shares
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of the Corporation to cumulate votes in the election of a director in the event that this corporation becomes a "listed corporation" within the meaning of
Section 301.5 of the California Corporations Code ("Section 301.5"). Section
301.5 defines a "listed corporation" as either of the following: (i) a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange and (ii) a corporation with outstanding securities designated for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the corporation has at least 800 holders of its equity securities as of the record date of the corporation's most recent annual meeting of shareholders. For purposes of determining the number of holders of a corporation's equity securities under Section 301.5, there shall be included, in addition to the number of record holders reflected on the corporation's stock records, the number of holders of the equity securities held in the name of any nominee holder which furnishes the corporation with a certification as required by Section 301.5, provided the corporation retains the certification with the record of shareholders and makes the certification available for inspection and copying as specified in Section 301.5.

     B.   No Written Consent.  Any action required or permitted to be taken by
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the shareholders of the Corporation must be effected at a duly called annual or special meeting of shareholders of the Corporation and may not be effected by any consent in writing by the shareholders."

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     3.   The foregoing amendment and restatement of the articles of incorporation has been duly approved by the Board of Directors of this Corporation.

     4. The foregoing amendment and restatement of the articles of incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The Corporation has two classes of stock outstanding and such classes of stock are entitled to vote with respect to the amendment herein set forth. The total number of outstanding shares of Common Stock of the Corporation is 28,117,974. The total number of outstanding shares of Series A Preferred of the Corporation is 2,848,000. The total number of outstanding shares of Series B Preferred of the Corporation is 6,848,922. The total number of outstanding shares of Series C Preferred Stock is 7,037,967. The number of shares voting in favor of the amendment equaled or exceeded the vote required, such required vote being a majority of the outstanding shares of Common Stock and Series Preferred voting together as a single class, a majority of the outstanding Series Preferred voting together as a single class, a majority of the outstanding shares of Series B and Series C Preferred voting together as a single class, and two-thirds of the outstanding shares of Series B Preferred voting as a separate class.

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     We further declare under penalty of perjury under the laws of the State of
California that the matters set forth in this certificate are true and correct of our own knowledge.

     Executed at Sunnyvale, California on August __, 1996.



                                           _____________________________________
                                           John L. Drew, President



                                           _____________________________________
                                           Kevin J. Laughlin, Secretary

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